Exhibit 10.8
THE KITCHEN COLLECTION, INC.
2006 ANNUAL INCENTIVE COMPENSATION PLAN
Introduction
     The Kitchen Collection, Inc. (“the Company”) has established an Annual Incentive Compensation Plan (“Plan”) as part of a competitive program for the officers and key management employees of the Company.
Plan Objectives
     The Company desires to attract and retain talented employees to enable the Company to meet its financial and business objectives. The objective of the Plan is to provide an opportunity to earn annual incentive compensation to those employees whose performance has a significant impact on the Company’s short-term and long-term profitability.
Administration
     The Plan is administered by the Compensation Committee of the Board of Directors of the Company (the “Committee”). The Committee:
A.	May amend, modify, or discontinue the Plan.

B.	Will designate Plan Participants.

C.	Will determine the annual performance criteria which generate the incentive compensation pool.

D.	Will determine the total amount of both the target and actual annual incentive compensation pool.

E.	Will approve individual incentive Awards to Participants who are officers of the Company.

F.	May delegate to the Chief Executive Officer of the Company the approval of incentive compensation Awards to Participants below officer level.

G.	May approve a pro rata incentive compensation Award for Participants in the Plan whose employment is terminated before the end of the Award Term (1) due to death, disability, retirement or facility closure or (2) under other circumstances at the recommendation of the Chief Executive Officer of the Company. In furtherance of, but without limiting the foregoing, except as determined by the Committee, a Participant must be employed on December 31 of the Award Term in order to be entitled to receive an Award hereunder.
     The Committee shall have complete authority to interpret all provisions of this Plan consistent with law, to prescribe the form of any instrument evidencing any Award granted or paid under this Plan, to adopt, amend and rescind general and special rules and regulations for its administration, and to make all other determinations necessary or advisable for the administration of this Plan. A majority of the Committee shall constitute a quorum, and the action of members of the Committee present at any meeting at which a quorum is present or acts unanimously approved in writing, shall be the act of the Committee. All acts and decisions of the Committee with respect to any questions arising in connection with the administration and interpretation of this Plan, including the severability of any or all of the provisions hereof, shall be conclusive, final and binding upon the Company and all present and former Participants and employees and their respective descendants, successors and assigns. No member of the Committee shall be liable for any such act or decision made in good faith.
Determination of Corporate Incentive Compensation Pool
     Each Participant in the Plan will have an individual target incentive compensation percentage which is determined by the Participant’s salary grade. This percentage is multiplied by the mid-point of the Participant’s salary grade to determine his individual target incentive compensation Award. The total of the target incentive compensation Awards of all participants equals the target corporate incentive compensation pool (“Target Pool”). The Target Pool is approved at the beginning of each Award Year by the Committee.
     The actual corporate incentive compensation pool (”Actual Pool”) is determined as of the end of each Award Year based on the Company’s actual performance against specific criteria established in the beginning of the Award Year by the Committee. The Target Pool is adjusted upwards or downwards by corporate performance adjustment factors to determine the Actual Pool. In no event will the Actual Pool exceed 150% of the Target Pool, except that the Committee elects to increase the Actual Pool by up to 10% as described below.
     The Target and Actual Pools may consist of the sum of two or more subpools, provided the subpools have individual objectives.
     Subject to the Committee’s right to amend or terminate the Plan at any time, it is the intent of the Plan that the Actual Pool, as determined above, will be the final total corporate incentive compensation pool. However, the Committee, in its sole discretion, may increase or decrease by up to 10% of the Actual Pool or may approve an incentive compensation pool where there would normally be no pool due to Company performance which is below the criteria established for the year.
     The Actual and Target Pools exclude the Marketing Incentive Plan for regional, district, store and support managers. However, total compensation for employees covered by the Marketing Incentive Plan will be based on competitive levels.
Determination of Individual Incentive Compensation Awards
     Salary grades and the corresponding target incentive percentage for each Participant in the Plan will be established at the beginning of each Award Year and approved by the Committee. Individual target incentive compensation will then be adjusted by the appropriate pool or subpool factor. Such adjusted individual incentive compensation will be further modified based on a Participant’s performance as compared to his individual goals for the Award Year.
     The total of all individual incentive compensation Awards must not exceed the Actual Pool for the Award Year.
     A. Example Calculation for Determination of Actual Pool
Intentionally Omitted
     B. Example Calculation for Determination of Individual Incentive Compensation Awards
Intentionally Omitted
Payment Date/Taxes
     Promptly following the Committee’s approval of the final Awards, the Company shall pay the amount of such Awards to the Participants in cash, subject to all withholdings and deductions described in the following sentence; provided, however, that (i) no Award shall be payable to a Participant except as determined by the Committee and (ii) in no event shall the Awards be paid later than two and one-half months after the close of the Award Term. Any Award paid to a Participant under this Plan shall be subject to all applicable federal, state and local income tax, social security and other standard withholdings and deductions.

Definitions
     (a) “Award” means cash paid to a Participant under the Plan for the Award Term in an amount determined in accordance with the Plan.
     (b) “Award Term” means the period from January 1, 2006 through December 31, 2006.
     (c) “Participant” means any person who is classified by the Company as a salaried employee and in salary grades 4 and above, who in the judgment of the Committee occupies a key position in which his efforts may significantly contribute to the profits or growth of the Company; provided, however, that the Committee may select any employee who is expected to contribute, or who has contributed, significantly to the Company’s profitability to participate in the Plan and receive an Award hereunder; and further provided, however, that following the end of the Award Term the Committee may make one or more discretionary Awards to employees of the Company who were not previously designated as Participants. Directors of the Company who are also employees of the Company are eligible to participate in the Plan. The Committee shall have the power to add Participants at any later date in the Award Term if individuals subsequently become eligible to participate in the Plan. Each Participant shall be notified that he is eligible to receive an Award and the amount of his target Award. If a Participant receives a change in salary midpoint, such Participant shall be notified of any resulting change in his target Award.
General Provisions
     (a) No Right of Employment. Neither the adoption or operation of this Plan, nor any document describing or referring to this Plan, or any part thereof, shall confer upon any employee any right to continue in the employ of the Company, or shall in any way affect the right and power of the Company to terminate the employment of any employee at any time with or without assigning a reason therefor to the same extent as the Company might have done if this Plan had not been adopted.
     (b) Governing Law. The provisions of this Plan shall be governed by and construed in accordance with the laws of the State of Ohio.
     (c) Miscellaneous. Headings are given to the sections of this Plan solely as a convenience to facilitate reference. Such headings, numbering and paragraphing shall not in any case be deemed in any way material or relevant to the construction of this Plan or any provisions thereof. The use of the masculine gender shall also include within its meaning the feminine. The use of the singular shall also include within its meaning the plural, and vice versa.
     (d) American Jobs Creation Act. It is intended that this Plan be exempt from the requirements of Section 409A of the Internal Revenue Code, as enacted by the American Jobs Creation Act.
     (e) Limitation on Rights of Participants; No trust. No trust has been created by the Company for the payment of Awards granted under this Plan; nor have the Participants been granted any lien on any assets of the Company to secure payment of such benefits. This Plan represents only an unfunded, unsecured promise to pay by the Company and a Participant hereunder is a mere unsecured creditor of the Company.
     (f) Payment to Guardian. If an Award is payable to a minor, to a person declared incompetent or to a person incapable of handling the disposition of his property, the Committee may direct payment of such Award to the guardian, legal representative or person having the care and custody of such minor, incompetent or person. The Committee may require such proof of incompetency, minority, incapacity or guardianship as it may deem appropriate prior to the distribution of such Award. Such distribution shall completely discharge the Company from all liability with respect to such Award.
     (g) Effective Date. This Plan shall become effective as of January 1, 2006.
2006 Performance Targets
     The performance targets for the Plan are attached as an Addendum to this document.